EXHIBIT 99.1

Flushing Financial Corporation Increases Its Quarterly Dividend 15% to $0.15 Per Share

LAKE SUCCESS, N.Y., Feb. 25, 2014 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Bank (the "Bank"), today announced that the Board of Directors declared a quarterly dividend on its common stock of $0.15 per common share, payable on March 28, 2014 to shareholders of record at the close of business on March 7, 2014.

John R. Buran, Flushing Financial's President and Chief Executive Officer, stated: "Our improved financial performance, strong capital position and our confidence in the opportunities for future growth, underlie the Company's decision to increase the quarterly cash dividend by 15%. The improvement we have seen in our credit quality and the local economy is allowing us to shift our focus from management of credit issues to growing our bank. We recently hired additional business bankers to focus on the Long Island market and are looking to hire additional real estate loan officers to increase growth in our loan portfolio. As part of our continuing efforts to enhance the total return to our shareholders, the Board will continue to review future dividend payouts on a quarterly basis."

Flushing Financial Corporation, with $4.7 billion in consolidated assets, is the holding company for Flushing Bank, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 17 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's web site at http://www.flushingbank.com.

CONTACT: David Fry
         Senior Executive Vice President and
         Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400